Exhibit 99.1

CIRCOR Names Erik Wiik President of CIRCOR Energy

Former Aker Solutions Leader Brings Strong Global Industry, Operations and General Management Experience

BURLINGTON, Mass.--(BUSINESS WIRE)--Feb. 5, 2015-- CIRCOR International, Inc. (NYSE: CIR), a leading provider of valves and other highly engineered products for markets including oil & gas, power generation and aerospace & defense, today announced that Erik Wiik will join the Company as Group President—CIRCOR Energy effective March 5, 2015. Mr. Wiik currently is the Executive Vice President and Regional President of Aker Solutions North America. Mr. Wiik has had an impressive 24-year career at Aker where he held positions of increasing leadership responsibility managing groups of businesses delivering advanced subsea technology to the oil and gas industry around the world. He replaces Wayne Robbins who is retiring.
Scott Buckhout, President and Chief Executive Officer of CIRCOR International commented, “Erik brings with him a wealth of experience within the energy market. I am confident that he brings the right mix of commercial savvy and operational excellence. He will be a strong addition to our senior leadership team.”
“I also would like to thank Wayne Robbins for his years of dedicated service to CIRCOR and wish him well in his retirement,” concluded Buckhout.
Wiik said, "CIRCOR is a company with strong product brands in good end markets providing a great platform for strong growth. I look forward to joining the Company and working with the people in CIRCOR Energy to develop its full potential within the energy markets.”

About CIRCOR International, Inc.
CIRCOR International, Inc. designs, manufactures and markets valves and other highly engineered products for markets including oil & gas, power generation and aerospace & defense. CIRCOR has a diversified product portfolio with recognized, market-leading brands that fulfill its customers’ unique application needs. The Company’s strategy is to grow organically and through complementary acquisitions; simplify CIRCOR’s operations; achieve world class operational excellence; and attract and retain top industry talent. For more information, visit the Company’s investor relations web site at http://investors.circor.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to CIRCOR’s future performance. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q, WHICH CAN BE ACCESSED UNDER THE "INVESTORS" LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: CIRCOR International, Inc.
CIRCOR International
Rajeev Bhalla, 781-270-1200
Executive Vice President & Chief Financial Officer